Exhibit 99.1

INVESTOR RELATIONS CONTACT: Neal Fuller, 206-545-5537

MEDIA RELATIONS CONTACT: Paul Hollie, 206-545-3048

Safeco Estimates December Windstorm Losses

SEATTLE — (Jan. 5, 2007) — Safeco (NYSE: SAF) today announced estimated after-tax catastrophe losses from the Pacific Northwest windstorm of $20 million, or $0.18 per diluted share. Pretax catastrophe losses from the storm are estimated at $30 million.

These figures represent estimated losses both from claims received through Jan. 4 and from future expected claims from policyholders with storm damage from this event.

“December’s windstorm was the worst to hit in the Pacific Northwest in more than a decade, but our National Catastrophe Team was on the ground the very next day,” said Paula Reynolds, Safeco president and chief executive officer. “As a result, most of our customers have repairs under way. This level of response is what customers and agents have come to expect when they choose Safeco.”

Safeco already has made partial or full payments on the majority of its December windstorm claims reported to date. Members of the company’s National Catastrophe Team remain in the Northwest to complete recovery efforts.

Safeco estimated windstorm losses based on the value of property in areas with storm damage, its knowledge of severity and reporting patterns from past storms, damage projections based on wind speed, anticipated costs for a surge in demand for goods and labor to complete repairs, and other factors requiring considerable judgment.

The storms hit during the busy holiday season and created prolonged power outages in the Puget Sound area, causing some policyholders to delay reporting claims. Due to the severity of the storm and the preliminary nature of the information to prepare these estimates, there can be no assurance that Safeco’s ultimate costs for these events will not exceed this estimate.

The company will announce its 2006 financial results on Jan. 30, 2007.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers. More information about Safeco can be found at www.safeco.com.

###

Forward-Looking Information Contained In This News Release Is Subject To Risk And Uncertainty

Forward-looking information contained in this release is subject to risk and uncertainty. Information contained in this release that relates to Safeco’s anticipated financial performance, business prospects and plans, and similar matters are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical information are forward-looking. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this release, including changes in general economic and business conditions in the insurance industry, and changes in our business strategies. Additional information on factors that may impact these forward-looking statements can be found in Item 1A “Risk Factors” in our 2005 Annual Report on Form 10-K.